Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of C. R. Bard, Inc.:

We consent to the use of our reports dated February 25, 2008, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of C. R. Bard, Inc. and are incorporated herein by reference in the registration statement on Form S-8 dated June 18, 2008.

Our report on the consolidated financial statements refers to the company’s adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”, Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, the Securities and Exchange Commission’s Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R.”

/s/ KPMG LLP

Short Hills, New Jersey
June 18, 2008